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                                                                      EXHIBIT 12


             COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES AND
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                           COCA-COLA ENTERPRISES INC.
                          (In millions except ratios)



                                           Nine months ended                        Fiscal Year
                                        ---------------------    -------------------------------------------------
                                         Oct. 2,    Sept. 26,
                                           1998        1997      1997       1996       1995       1994        1993
                                        ---------   ---------    ----       ----       ----       ----        ----
Computation of Earnings:
 Earnings (loss) from continuing
   operations before income taxes
   and cumulative effect of
   accounting changes                      $222        $212      $178       $194       $145       $127        $ 55
 Add:
   Interest expense                         520         373       532        332        319        314         332
   Amortization of
    capitalized interest                      1           1         2          2          1          1           1
   Amortization of debt
    premium/discount                         20          18        25         23         12          2           3
   Interest portion of rent expense          21          19        27         12         10          9           8
                                           ----        ----      ----       ----       ----       ----        ----
   Earnings as adjusted                    $784        $623      $764       $563       $487       $453        $399
                                           ====        ====      ====       ====       ====       ====        ====
Computation of Fixed Charges
 and Combined Fixed Charges
 and Preferred Stock Dividends:
  Interest expense                         $520        $373      $532       $332       $319       $314        $332
  Capitalized interest                        4           1         2          2          4          3           1
  Amortization of debt
   premium/discount                          20          18        25         23         12          2           3
  Interest portion of rent expense           21          19        27         12         10          9           8
                                           ----        ----      ----       ----       ----       ----        ----
Fixed Charges                               565         411       586        369        345        328         344
 Preferred stock dividends(a)                 0           3         2         13          3          3          --
                                           ----        ----      ----       ----       ----       ----        ----
Combined Fixed Charges and
 Preferred Stock Dividends                 $565        $414      $588       $382       $348       $331        $344
                                           ====        ====      ====       ====       ====       ====        ====

Ratio of earnings to fixed
 charges                                   1.39        1.52      1.30       1.53       1.41       1.38        1.16
                                           ====        ====      ====       ====       ====       ====        ====

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends                           1.39        1.51      1.30       1.47       1.40       1.37        1.16
                                           ====        ====      ====       ====       ====       ====        ====
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(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.